Exhibit 17.1

From:                 Hank McKinnell

Date:                       August 10, 2015

To:                                 Yutaka Niihara

Cc:                                  Derek Wallen

Subject:      Resignation From Emmaus Board

Dr. Niihara,

This is to confirm our telephone conversation in which I stated my intention to resign from the Emmaus Board of Directors and all Committees effective close of business Friday, August 14 for personal reasons.

I wish you every success in future.

All the best.

Hank